EXHIBIT 10.38

         Consulting Agreement between the Registrant and Brender Services Limited, dated December 29, 1997


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                            BRENDER SERVICES LIMITED
         (Incorporated in British Virgin Islands with limited liability)

Room 2005, 20/F., Universal Trade Center, 3 Arbuthnot Road, Central, Hong Kong

                Telephone: (852)28106226 Facsimile: (852)28106963




April 30, 1997

China Resources Development, Inc.
23/F., Office Tower, Convention Plaza,
1 Harbour Road, Wanchai,
Hong Kong

Attn: Mr Li Shunxing


Dear Mr. Li

         This letter serves to inform you that the initial period covered by the Consulting Agreement dated April 30, 1995 (the "Agreement") shall be expiring on May 1, 1997. We therefore propose to renew the Agreement for another three-year period under the following terms:


         Monthly consulting fee commencing May 1, 1997 HK$270,000

         All other terms of the Agreement shall remain unchange.

         During the past two years, we have assumed extra duties and obligations besides the regular accounting services as provided by the original Agreement which include:

         (1) Coordination of all marketing and public relations activities for the Company which include review all press announcements, design, update and review the Company's corporate brochures, the worldwide web site, attending telephone conference with analyst, potential investors, shareholders and our public relations counsel, and responding to shareholders' inquiries. Because of the different time zone between Hong Kong and the States, most of the telephone communication with the U.S. analysts, investors etc. have to be conducted at late evening Hong Kong time;

         (2) Drafting, reviewing and translating of various agreements and confirmations for the purpose of the completion of the group audited financial statements and annual report;

         (3) Advising and coordinating with the legal counsel with regard to matters concerning annual shareholders meeting, capital structure and certain material transaction undertaken by the Company;

         (4) Advising and coordinating with various acquisition plans of the Company; and

         (5) Handling and coordinating of all administrative works with regard to the conversion of shares by the shareholders;

         (6) Serving as the principal coordinator between the Company and the SEC and NASD concerning all the on-going compliance requirements of the Company;

         (7) Coordinating all the administrative works between the Company and its Hainan subsidiaries. The works include explaining and advising to the Hainan colleagues on matters concerning the rules and regulations of the States.

         Most of these duties are not within the scope of the original Agreement and these additional duties had put additional burden and workload to the Company. As a result, we may need to employ additional resources and manpower to cater for these extra services.

         Kindly signify your agreement to the above by signing and returning to us the duplicate of this letter.

Yours sincerely,



Edward Wong
Director

cc:  I.P.Zhang, Director and Corporate Secretary
      Bell Tam , Director and Chief Financial Officer


Agreed and accepted by:
For and on behalf of
China Resources Development, Inc.



/S/ Li Shunxing
---------------
President
Dated this          day of                 , 1997.
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